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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Midwest Bancshares, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Midwest Bancshares, Inc. of our report dated January 10, 1997, relating to the consolidated balance sheets of Midwest Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations; stockholders' equity; and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of Midwest Bancshares, Inc. and subsidiaries.

                                                     /s/  KPMG Peat Marwick, LLP

                                                          KPMG Peat Marwick, LLP


Des Moines, Iowa
March 25, 1997